Exhibit 99


  Credit Acceptance Corp. Reports Financial Results

     SOUTHFIELD, Mich. -- Oct. 22, 1997 -- Credit Acceptance Corporation (Nasdaq/ NMS: CACC) today reported a net loss for the quarter ended September 30, 1997 of $(27,708,000) or $(.59) per share compared to net income of $10,643,000 or $.23 per share for the same period in 1996. The loss for the quarter was generated as a direct result of a non-cash charge recorded to reflect an enhancement in the Company's methodology for estimating its reserve for advances made possible by a new loan servicing system implemented during the quarter. Utilizing the new information made available upon the successful implementation of this new system, the Company undertook an extensive review of its exposure related to dealer advances using a static pool analysis on a per dealer basis. In order to reflect the impact of this analysis on the Company's advance reserve, a provision for credit losses in the amount of $60 million was recorded. In electing to take a charge of this magnitude, the Company believes that it has reflected the full impact of implementing the new loan servicing system and the information now available. Consistent with Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan", one component of this charge, approximately $30 million, results from the present valuing of future cash flows used to determine the advance reserve in order to achieve a level yield over the remaining term of the advance equal to the expected yield at the origination of the impaired advance. While the Company believes its overall reserve for credit losses on dealer advances is conservative in light of the practices of its competitors in the sub prime consumer finance industry, it believes its reserve methodology is prudent and appropriate as CAC continues to strive to be an industry leader.

     At the same time, the Company also announced that it changed its policy relating to non-accrual loans in the third quarter to 90 days measured on a recency basis from 120 days measured on a contractual basis. As a result of this change, and the resulting increase in non-accrual loans, the third quarter reflects a higher provision for credit losses related to earned but unpaid revenue on installment contracts receivable and a lower finance charge yield. The Company implemented this change in an effort to more quickly identify unprofitable dealer relationships.

     The Company stated that it has obtained waivers from its lenders, including the holders of its senior notes and the banks under its credit agreement, of compliance with the fixed charge coverage ratio covenant in agreements relating to the Company's indebtedness. Such waivers will be effective through December 15, 1997, and the Company intends to use this time to negotiate longer term amendments.

     Donald A. Foss, Chairman and Chief Executive Officer of the Company, stated that "the enhancement to the Company's reserve methodology results from the Company's efforts to improve the level of operating information available to senior management to more effectively manage the business and its growth. In that connection, the Company has recently deployed proprietary management information and reporting software which allows for the detailed analysis of the Company's portfolio on a dealer-by-dealer basis, replacing technology which, while sophisticated in the consumer finance industry, did not allow for the level of analysis that is now possible."


     Richard E. Beckman, President of the Company, commented that "the new level of information available to us will allow us to better identify dealers that have not provided us with profitable business, allowing us to focus our resources to enhance our services to our remaining dealers. We believe that this presents opportunities for the Company to grow while mitigating risk that is inherent in our business. At the same time it allows us to manage our cash more efficiently without as much dependence on borrowings to support contract originations."

     In an unrelated matter, the Company stated that Mr. Thomas A. FitzSimmons, formerly a partner in William Blair & Company, LLC, the investment banking firm that took the Company public in 1992 and a Director of the Company since 1994, has been appointed an Executive Vice President of the Company and Managing Director of Credit Acceptance Corporation UK Limited, effective October 1, 1997. Mr. FitzSimmons will continue to serve as director of the Company.

     The statements made above with respect to expected provision levels, profitability and expected reductions in the Company's dependence on borrowings are "forward looking statements" within the meaning of the Securities Exchange Act of 1934 and are subject to a number of risks and uncertainties. These include the potential for greater than expected increase in non-accrual contracts, the potential for lower than expected contract originations, the availability of financing to support the Company's operations and the various other factors discussed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

     Credit Acceptance Corporation is a specialized financial services company which provides funding, receivables management, collection, sales training and related products and services to automobile dealers selling vehicles to consumers with limited access to traditional sources of consumer credit.